Exhibit 99.2

Clayton Williams Provides Operations Update

MIDLAND, Texas--(BUSINESS WIRE)--November 4, 2009--Clayton Williams Energy, Inc. (NASDAQ:CWEI) today provided an update on its ongoing developmental drilling programs in the Permian Basin and Austin Chalk, two of its core oil-producing areas.

The Company reported it has taken significant steps to create drilling efficiencies and control drilling and completion costs. The Company has:

  Locked-in unit costs for approximately 90% of the estimated services to be provided by third party vendors for two years;
  Significantly improved drilling times by operating and managing its own drilling rigs;
  Purchased pipe for more than 120 wells at major discounts; and
  Hedged most of its existing 2010 oil production at an average price of $76.50 per barrel.

The Company is currently drilling in the following areas:

County	No. of Rigs	Contractor	Target
Andrews, Texas	3	Desta Drilling	Wolfcamp/Spraberry
Andrews, Texas	1	Third Party	San Andres
Robertson/Burleson, Texas	2	Desta Drilling	Austin Chalk
Other Permian Basin	1	Third Party	Various

The Company plans to move one of the Andrews County rigs to Ward County to begin a multi-well Bone Springs drilling program and plans to add a third Desta drilling rig to the Austin Chalk area in early 2010.

The Company recently entered into a derivative contract with JPMorgan Chase Bank, N.A. covering approximately 1.2 million barrels of oil production for the calendar year of 2010 at a fixed price of $81.75 per barrel. This transaction raises the combined total of hedged oil production for 2010 to approximately 2.2 million barrels at an average price of $76.50 per barrel.

Clayton W. Williams, Jr., President said, “I am very encouraged with the results of our developmental drilling programs in the Permian Basin and the Austin Chalk areas. I am convinced that the steps we have taken to control drilling and completion costs and to stabilize product prices through effective hedge transactions will contribute favorably to the ultimate success of these programs.”

The Company also updated its estimates for capital spending for the remainder of 2009. The Company now plans to spend approximately $131.1 million on exploration and development activities for fiscal 2009, as compared to the June 2009 estimate of approximately $113.8 million. The table below summarizes, by area, the Company’s actual expenditures for exploration and development activities for the first nine months of 2009 and its planned expenditures for the year ending December 31, 2009.

	Actual	Planned
	Expenditures	Expenditures	Year 2009
	Nine Months Ended	Year Ending	Percentage
	September 30, 2009	December 31, 2009	of Total
	(In thousands)
Permian Basin	$33,900	$62,300	48%
South Louisiana	24,500	25,400	19%
East Texas Bossier	15,000	15,400	12%
Austin Chalk (Trend)	4,600	13,300	10%
Utah/California	5,500	6,200	5%
North Louisiana	4,400	5,100	4%
Other	2,000	3,400	2%
	$89,900	$131,100	100%

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or current facts, that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. The Company cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures and other forward-looking statements are subject to all of the risks and uncertainties, many of which are beyond our control, incident to the exploration for and development, production and marketing of oil and gas.

These risks include, but are not limited to, the possibility of unsuccessful exploration and development drilling activities, our ability to replace and sustain production, commodity price volatility, domestic and worldwide economic conditions, the availability of capital on economic terms to fund our capital expenditures and acquisitions, our level of indebtedness, the impact of the current economic recession on our business operations, financial condition and ability to raise capital, declines in the value of our oil and gas properties resulting in a decrease in our borrowing base under our credit facility and impairments, the ability of financial counterparties to perform or fulfill their obligations under existing agreements, the uncertainty inherent in estimating proved oil and gas reserves and in projecting future rates of production and timing of development expenditures, drilling and other operating risks, lack of availability of goods and services, regulatory and environmental risks associated with drilling and production activities, the adverse effects of changes in applicable tax, environmental and other regulatory legislation, and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT:
Clayton Williams Energy, Inc.
Patti Hollums, 432-688-3419
Director of Investor Relations
cwei@claytonwilliams.com
www.claytonwilliams.com
or
Mel G. Riggs, 432-688-3431
Chief Financial Officer